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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                (Rule 13d-102)
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934*


                           The Leap Group, Inc.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.01 per share
                      ------------------------------------
                         (Title of Class of Securities)

                                  521862 10 2
                                  -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 6 pages
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-----------------------                                  ---------------------
CUSIP NO.  521862 10 2              13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Frederick Smith

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,250,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          150,000(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,250,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          150,000(a)
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          2,400,000(a)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                          No                                        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          17.6%

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      TYPE OF REPORTING PERSON*
12
                          IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(a) Includes 150,000 shares held by trusts for Mr. Smith's children, for which Mr. Smith, as co-trustee, shares voting and investment power.


SEC 1745 (2-95)                Page 2 of 6 pages
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Item 1(a)      Name of Issuer:

                  The Leap Group, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                  22 West Hubbard Street
                  Chicago, Illinois 60610

Item 2(a)      Name of Person Filing:

                  Frederick Smith

Item 2(b)      Address of Principal Business Office or, if None, Residence:

                  22 West Hubbard Street
                  Chicago, Illinois 60610

Item 2(c)      Citizenship:

                  United States

Item 2(d)      Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number:

                  521862 10 2

Item 3.        Type of Person:

                  Not Applicable



SEC 1745 (2-95)
                               Page 3 of 6 pages

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Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    2,400,000(1)

               (b)  Percent of Class:

                    17.6%(1)

               (c)  Number of shares as to which each person has:

                    (i)   Sole power to vote or to direct the vote:

                          2,250,000

                    (ii)  Shared power to vote or to direct the vote:

                          150,000(1)

                    (iii) Sole power to dispose or to direct the disposition
                          of:
                          2,250,000

                    (iv) Shared power to dispose or to direct the disposition of:
                          150,000(1)

-------------------

(1) Includes 150,000 shares held by trusts for Mr. Smith's children, for which Mr. Smith, as co-trustee, shares voting and investment power.

SEC 1745 (2-95)              Page 4 of 6 pages
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Item 5.        Ownership of Five Percent or less of a Class:

                  Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7. Identification and Classification of the subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

                  Not Applicable

Item 8.        Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.        Notice of Dissolution of Group:

                  Not Applicable

Item 10.       Certification:

                  Not Applicable

SEC 1745 (2-95)                Page 5 of 6 pages
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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      Date:  February 12, 1997



                                                      /s/  Frederick Smith
                                                      --------------------
                                                      Frederick Smith

SEC 1745 (2-95)
                               Page 6 of 6 pages